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                                 EXHIBIT 99.1

                                 PRESS RELEASE


Bresler & Reiner, Inc. Reports the Distribution of Limited Partnership Income as
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the Result of the Sales of the Orlando, Florida Partnership Properties by Sea
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Harbor and  Pine Club Phase II.
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Washington, DC (PR Newswire) - August 20, 1999. Bresler & Reiner, Inc. (BRER)
(OTC) announces today that Sea Harbor Apartments, Ltd. and Pine Club Phase II, Ltd. closed the sale of the partnerships' apartments properties on August 17, 1999. Bresler & Reiner, Inc. has a 90% limited partnership interest in Sea Harbor, a 312 unit apartment property in Orlando, Florida. The sale price of Sea Harbor was $14,750,000. The purchaser assumed $13,600,000 in tax exempt bonds. Bresler & Reiner, Inc. also holds a 64.35% limited partnership interest in Pine Club Phase II, a 160 unit residential apartment property. This property was sold for $8,260,000. The existing first mortgage of $4,878,000 was paid off from sales proceeds.

This transaction will result in an additional approximate $1,800,000 of net income after taxes in the period ending September 30, 1999, or approximately $0.65 per share. The Company has invested its share of the sale proceeds distributed by these partnerships in short term government securities.

Bresler & Reiner, Inc. is a residential and commercial land development and construction company principally located in the Washington, DC Metropolitan area. The Company owns and operates rental properties including apartments, offices, a shopping center, a motel and a hotel.